UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 1, 2007

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BLACK HILLS CORPORATION

(Exact name of registrant as specified in its charter)

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South Dakota
(State or other jurisdiction of incorporation)
001-31303	46-0458824
(Commission File Number)	(IRS Employer Identification No.)

625 Ninth Street, PO Box 1400 Rapid City, South Dakota (Address of principal executive offices)	57709-1400
(Zip Code)

605.721.1700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

David R. Emery, Chairman, President and Chief Executive Officer of Black Hills Corporation, has submitted a Notice of Option Exercise to the Registrant. The Notice of Option Exercise indicates Mr. Emery has 5,000 options to purchase Black Hills Corporation common stock which expire on April 21, 2008. The Notice of Option Exercise states that if Mr. Emery has not otherwise exercised the 5,000 options by March 5, 2008, then the Company is instructed to automatically exercise the options at the March 5, 2008, closing market price of Black Hills Corporation common stock on the New York Stock Exchange.

The Notice of Option Exercise indicates Mr. Emery will pay the exercise price by tendering previously acquired shares having an aggregate fair market value at the time of exercise equal to the option price. The proceeds from the exercise of the stock options, net of applicable payroll and income taxes, will be delivered in the form of Black Hills common stock. Consequently, Mr. Emery’s current stock ownership of 49,812 shares will increase as a result of the stock option exercise and stock swap.

The actual option exercise will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations. Except as may be required, Black Hills Corporation does not undertake any obligation to update or report any modification, termination, or other activity under Mr. Emery’s Notice of Option Exercise or any other notice or plan that may be adopted by its other officers or directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK HILLS CORPORATION

By: /s/ Mark T. Thies
Mark T. Thies
Executive Vice President
and Chief Financial Officer

Date: November 7, 2007

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